Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-261324

Prospectus Supplement No. 2

(To Prospectus dated April 1, 2022)

EMBARK TECHNOLOGY, INC.

This prospectus supplement updates, amends and supplements the prospectus dated April 1, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-261324). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

The Prospectus and this prospectus supplement relate to from time to time (i) the resale of an aggregate of 173,549,101 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Embark Technology, Inc., a Delaware corporation (“Embark Technology”), issued in connection with the Merger by certain of the selling shareholders named in the Prospectus (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”), (ii) the resale of 17,000,000 shares of Class A common stock issued in the PIPE Financing by certain of the Selling Shareholders, (iii) the issuance by us and resale of 1,342,353 shares of common stock reserved for issuance upon the exercise of options to purchase Class A common stock, (iv) the issuance by us and resale of 50,550,140 shares of Class A common stock reserved for issuance upon the settlement of restricted stock units, (v) the resale of 806,497 warrants to purchase Class A common stock, (vi) the issuance of 22,486,667 shares of Class A common stock in respect of warrants to purchase Class A common stock, (vii) the resale 806,497 shares of Class A common stock issuable in respect of warrants to purchase Class A common stock, and (viii) the issuance by us and resale of 87,078,981 shares of Class A common stock issuable upon conversion of shares of Class B common stock.

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 15, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of Class A common stock are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “EMBK.” On June 9, 2022, the closing sale price of our Class A common stock was $0.89 per share. Our warrants are listed on Nasdaq under the symbol “EMBKW.” On June 9, 2022, the closing sale price of our warrants was $0.18 per warrant.

Investing in shares of our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 15, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2022 (June 9, 2022)

Embark Technology, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-39881 (Commission File Number)	85-3343695 (IRS Employer Identification No.)

424 Townsend Street
San Francisco, CA	94107
(Address of Principal Executive Offices)	(Zip Code)

(415) 671-9628

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	EMBK	The Nasdaq Global Market

Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	EMBKW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

Embark Technology, Inc. (the “Company”) held its 2022 Annual Meeting of Stockholders on June 9, 2022 (the “Meeting”). Holders of the Company’s Class A common stock were entitled to one vote for each share held as of the close of business on April 12, 2022 (the “Record Date”) and holders of the Company’s Class B common stock were entitled to ten votes for each share held as of the close of business on the Record Date. The Class A common stock and Class B common stock voted as a single class on all matters. Present at the Meeting in person or by proxy were holders representing 113,369,661 shares of Class A common stock and holders representing 87,078,981 shares of Class B common stock (with each share of Class B common stock representing ten votes), together representing a total of 984,159,471 votes, representing approximately 85.8% percent of the Company’s outstanding votes as of the Record Date. The following are the voting results for the proposals considered and voted upon at the meeting, all of which were described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 26, 2022.

1. Election of Patricia Chiodo and Alex Rodrigues as Class I Directors, each for a three-year term expiring at the 2025 annual meeting of stockholders or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal:

	For	Withheld	Broker Non-Vote
Patricia Chiodo	978,727,163	3,573,851	1,858,457
Alex Rodrigues	978,549,142	3,751,872	1,858,457

2. Ratification of Deloitte & Touche LLP as the Company’s Independent Auditor for 2022:

For	Against	Abstain
984,069,303	71,773	18,395

Based on the foregoing, Patricia Chiodo and Alex Rodrigues were elected as Class I Directors and Item 2 was approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Embark Technology, Inc.

Date:	June 15, 2022	By:	/s/ Richard Hawwa
		Name:	Richard Hawwa
		Title:	Chief Financial Officer